AMENDED AND RESTATED EMPLOYMENT AGREEMENT


AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 1, 2004 , by and among Madison River Telephone Company LLC, a Delaware limited liability company ("Holdings" or "Company"), and James D. Ogg ("Executive").



                                   RECITALS
                                   --------
Holdings has acquired and operates rural telephone companies and other operations in telecommunications.

Holdings has the following classes of equity:  Class A equity, Class B
Incentive equity and Class C Incentive equity.   The Class A equity will be
entitled to distributions prior to the Class B and Class C equities.

Holdings and Executive entered into an employment agreement dated as of June 4, 1996 and such agreement was amended on October 8, 1996, January 24, 1997, October 16, 1997 and September 15, 1999, and such agreement with its amendments expired on October 31, 2002.

From November 1, 2002 to November 30, 2002, Holdings and Executive continued employment based on the terms in effect under the June 4, 1996 agreement including all amendments.

On December 1, 2002, Executive and Holdings entered into that certain Employment Agreement (the "2002 Agreement").

Executive and Holdings now desire to amend and supercede the 2002 Agreement with this Agreement.

In order to induce Executive to agree to serve as a Managing Director, Holdings desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

Executive is willing to enter into such employment and perform services for Holdings on the terms and conditions set forth in this Agreement.

It is therefore hereby agreed by the parties as follows:

        1.  Employment.
            -----------
(a)  Subject to the terms and conditions of this Agreement, Holdings agrees
to employ Executive during the term hereof as a Managing Director.   In that
capacity, Executive shall have the customary powers, responsibilities and authorities of a Managing Director of companies of the size, type and nature of Holdings, as they exist from time to time and as are hereinafter described. Compensation and expenses of Executive shall be allocated based on the procedures agreed upon by and between Holdings and its subsidiaries.

(b) Deleted

(c) Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Managing Director of Holdings and agrees to devote approximately 25 hours per week but less than 30 hours per week and provide his best efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments or, except as otherwise provided in Section 12 hereof, from serving as a member of boards of directors or as a trustee of other companies, associations or entities. Additionally, and outside of the time and effort dedicated to Holdings, Executive may engage in certain telecommunications consulting endeavors which are associated with entities that are not in competition with Holdings, as defined in section 12b below, if and only when he receives advance approval from the Chief Executive Officer of Holdings. Executive hereby agrees to perform the following services during the Term (as defined in Section 2 hereof):

  (i) Services. Executive agrees to perform the following services (hereinafter, the "Services") for Holdings: Executive will perform any services reasonably assigned by Holdings in his capacity as Managing Director of the Company, including but not limited to serving as trustee for Holdings' 401(k) plan, Holdings' pension plan, serving on Holdings' committee to review pension plans, continued work on Gulf Telephone Company's Employee Stock Ownership Plan ("ESOP"), providing advice and guidance on merger and acquisition efforts, and representing the Company at industry, legislative and regulatory functions at the specific direction of the Chief Executive Officer of Holdings.

  (ii) Board Services.    In addition to the Services above, Executive
       further agrees that in order to be compensated for Board Services as described in Section 3.1 hereof, Executive will be present for, attend and participate in all of Holdings' meetings of the Board of Directors during the Term. The parties acknowledge and agree that Holdings may ask Executive to resign his position on Holdings' Board of Directors. If Executive ceases to provide the Board Services by serving on Holdings' Board of Directors, Executive will continue to earn his Board Services compensation for the remainder of the Term, provided that Executive agrees to perform services at the general direction of the chief executive officer of Holdings related to one (1) merger or acquisition of the Company's choosing (hereinafter "M&A Work"), from the beginning of such transaction until such time as the transaction closes, regardless of whether the transaction begins or closes after the Term so long as Holdings notifies Executive of the specific target M&A Work in question of its choosing before the end of the Term.

2.  Term of Employment.
-----------------------
Executive's term of employment (the "Term") under this Agreement shall commence January 1, 2004 (the "Approval Date") and, subject to the terms hereof, shall terminate on December 31, 2004 (unless and until extended from time to time by mutual written agreement of the parties, the "Termination Date").

3.  Compensation.
----------------

      3.1 Salary. Beginning on the Approval Date through January 31, 2004, Executive will be paid at an annual rate of $120,000. From February 1, 2004 and continuing until the Termination Date, Executive shall be paid a base salary ("Base Salary") at the annual rate of $50,000 for providing Services to Holdings. In addition, Holdings will pay Executive at the annual rate of $20,000 (the "Board Services Salary") for providing Board Services to Holdings,
          as defined in Section 1(c)(ii) hereof.   The Board Services Salary
          will be earned as follows: (x) $4,000 per quarter plus (y) $1,000 for each quarterly meeting attended in person. The Base Salary and Board Services Salary will be payable in accordance with the ordinary payroll practices of Holdings but in no event less often than monthly in arrears.

      3.2 Adjustments to Base Salary. Upon advanced approval from the chief executive officer of Holdings, Executive shall be paid $1,000 per Additional Meeting. Additional Meetings shall be defined as either an in-person or telephonic gathering of more than one person scheduled in advance without regard to any duration in length or number of subject matters discussed where the objectives of Holdings may be advanced. Additional Meetings shall not include in-person or telephonic gatherings of the Board of Holdings, USTA matters, retirement plans, bankruptcy matters, directory publishing and regulatory matters for Holdings and/or its subsidiaries, and M&A Work that is performed by Executive in replacement for Board
          Services.    It is contemplated that an Additional Meeting would
          include such activities as an off-site due diligence or review of due diligence materials. However, a multiple day trip or a trip with more than one gathering or topic would still be considered as one Additional Meeting.

      3.3 Compensation Plans and Programs. Executive will not be entitled to any short term incentive, annual bonus or long term incentive plans other than Class B and Class C Incentive Equity Units, which, as of September 29, 2003 are already 100% vested with Executive.
          However, during the Term, Executive shall be paid an annual amount equal to $23,333.35 that shall be withheld and directly paid as interest on a certain note owed by Executive to a subsidiary of Holdings.

      3.4 Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities on behalf of the Company under this Agreement, including, without limitation, expenses for travel and similar items related to such responsibilities which are consistent with Holdings' policies in effect from time to time with respect to travel and other business expenses. Executive's principle place of business expenses related to rent, communications (other than directly charged long distance and 50% of the base fee for wireless service) shall be the responsibility of Executive and not reimbursed by the Company. Further, reimbursement of expenses related to travel shall be for Executive only and any other travel related expenses for other than Executive shall be approved in advance by the chief executive officer of Holdings. Holdings will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures; provided that such expenses are in compliance with any other Holdings' policies in effect from time to time with respect to reporting and documentation of such expenses; it being understood, furthermore, that the cost of travel between Executive's residence and Holdings' principal place of business shall be reimbursed.

      3.5 Deleted.


      4.  Employee Benefits.
      ----------------------
      4.1 Employee Benefit Programs, Plans and Practices. During the term of his employment hereunder, Holdings shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with his position in Holdings and to the extent possible under any employee benefit plan), in accordance with the terms hereof, which Holdings makes available to its senior executive officers generally, including but not limited to retirement, pension and profit-sharing, life insurance and travel accident coverage. However, Executive does not qualify for medical, dental, hospitalization, short-and long-term disability or accidental death and dismemberment coverage of Holdings.

      4.2 Vacation and Fringe Benefits.

(a) Executive shall be entitled to paid vacation each calendar year of no less than 20 working days. Holdings may grant additional vacation time to Executive.

(b) In addition, Executive shall be entitled to all of the other perquisites and fringe benefits accorded the senior officers of Holdings generally.


                     5. Incentive Equity.
                     --------------------
      5.1 Purchase Rights; Vesting.

(a) As of the date hereof, Executive has purchased from Holdings Class B Incentive equity of Holdings equal to 15% of the total Class B Incentive equity of Holdings for an aggregate purchase price of $1,500 and Class C Incentive equity of Holdings equal to 11.50% of the total Class C Incentive equity of Holdings for an aggregate purchase price of $1,150. Hereinafter, Class B and Class C Incentive equity collectively shall be referred to as "Incentive Equity". Within 30 days after such purchase of Incentive Equity, Executive made an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder. The parties agree that the purchase price for Incentive Equity at the time of purchase was at fair market value, and for Class B is $1,500 and for Class C is $1,150, and that parties shall use and have used such value for all Federal income tax purposes.

(b) Twenty percent (20%) of Executive's Incentive Equity vested on January 18, 1998, and the remainder vested over time such that as of September 29, 2003 Executive became fully vested in all Incentive Equity.

      5.2 deleted.

      5.3 Repurchase. Executive's vested Incentive Equity will not be subject to repurchase in whole or in part by Holdings.


      5.4 Investors' Agreement. Holdings has entered into a securityholder's agreement (the "Investors' Agreement"), registration agreement, and certain other agreements with Executive and the other members of Holdings (collectively, the "Investors") embodying the relevant terms set forth in the Letter of Intent between the Executive, Madison Dearborn Partners and certain other parties ("LOI") prior to the adoption of Holding's Operating Agreement.

      5.5 Restrictions on Transfer of Incentive Equity. Other than pursuant to Tag-Along Rights, Registration Rights, and other Exit Rights with respect to his vested Incentive Equity (as such terms are defined in the LOI and as such concepts may be incorporated in the agreements referred to in Section 5.4) Executive may not transfer his Incentive Equity at any time (other than transfer of Incentive Equity for estate planning purposes to immediate family members and trusts and/or other vehicles for the benefit of immediate family members) without the approval of members of the Board holding a majority of the votes of all members of the Board who do not have a pecuniary interest in such transfer, which majority shall include approval by members of the Board holding a majority of the votes of all of the members of the Board designated by the Institutional Investors.

                    6.  Termination of Employment.
                    ------------------------------

      6.1  Termination Not for Cause or Termination for Good Reason.

(a)
  (i) Holdings may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by Holdings other than for Cause (as defined herein) or due to Executive's death or Disability (as defined herein) or Executive terminates his employment for Good Reason prior to the Termination Date, Executive shall be entitled to receive from Holdings continued Base Salary and Board Services Salary in effect (payable in accordance with the last sentence of Section 3.1 hereof) for three months after date of the termination. There would be no short term, annual bonus or other long term incentive payments (other than Class B and Class C Incentive Equity Units described in section 3.3 and 5.1 above) to Executive in whole or part since Executive is not a participant in these plans or programs.

 (ii)  deleted

(b) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's express prior written consent:

       (i) the assignment to Executive by Holdings of duties not appropriate to Executive's positions, responsibilities, titles and offices as set forth in Section 1 hereof, or any material reduction by Holdings of Executive's duties or responsibilities or any removal of Executive as the Managing Director, except in connection with the termination of Executive's employment (and not cured after 15 days prior notice to all of the members of the Board);

      (ii) a reduction by Holdings in Executive's Base Salary and/or Board Services Salary as set forth in this agreement and as the same may be increased from time to time during the terms of this Agreement;

     (iii) any material breach by Holdings of any provision of this Agreement (not cured after 15 days' prior written notice);

      (iv) requiring Executive to relocate his primary residence or locating the principal executive office of the Company outside the United States of America.

      6.2 Disability. If (i) Executive shall fail for a period of six consecutive months during the term of his employment hereunder, because of illness, physical or mental disability or other similar incapacity, to effectively and actively render the services provided for by this Agreement or (ii) at such earlier time as Executive submits satisfactory medical evidence that he has or the Board in its reasonable judgment determines that Executive has an illness, physical or mental disability or other incapacity which is expected to prevent him from returning to the performance of his work duties for six months or longer ("Disability"), Holdings or Executive may terminate Executive's employment upon written notice thereof, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under this Section 6.2, and Executive shall receive or continue to receive, as the case may be:

           for the lesser of the period from the date of termination Disability to the Termination Date or a period of six months after termination for Disability, amounts, payable on Holdings' regular payroll schedule, equal to no less than 60% of Executive's then annual Base Salary and Board Services Salary, reduced by any amounts received by Executive under any disability insurance policies with respect to which Holdings paid the premiums.

      6.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive:

      (a) payments of Base Salary and Board Services Salary for the lesser of a period of three months after his date of death or from the date of death to the Termination Date;

      (b)-(d) reserved.

      (e) any death benefits provided under the employee benefit programs, plans and practices described in Section 4.1 hereof, in accordance with their terms; and

      (f) such other payments under applicable plans or programs accrued to Executive on date of termination, including, but not limited to those described in Section 3.3 hereof, as may be appropriate pursuant to the terms of such plans or programs.

      6.4  Voluntary Termination by Executive; Discharge for Cause.

      (a) In the event that Executive's employment is terminated by Holdings for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of Disability or death, prior to the Termination Date, Executive shall be entitled to receive all salary and benefits to which Executive is entitled up to and including the date of Executive's termination of employment hereunder. The obligations of Holdings under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive's employment is terminated by Holdings for Cause or by Executive other than for Good Reason or other than as a result of Permanent Disability or death. Termination of Executive in accordance with this Section 6.4 shall be communicated to Executive pursuant to a notice of a resolution of a majority of the Board determining that Executive is subject to discharge for Cause as defined herein.

      (b) As used herein, the term "Cause" shall mean commission of a felony or crime involving moral turpitude, repeated failure to comply with the Board's instructions (after 30 days' prior notice), and any other material breach of this Agreement by Executive (after 30 days' prior notice).

      6.5 deleted.

      7.0  Notices.   All notices or communications hereunder shall be in
writing, addressed as follows:

To Holdings:   Madison River Telephone Company LLC
               P.O. Box 430
               103 South Fifth Street
               Mebane, NC 27302
               Attn:  Board of Members
               Facsimile: (919) 563-4993
               Confirmation: (919) 563-8222

To Executive:        James D. Ogg
                     405 Balbion Drive
                     Earlysville, VA 22936
                     Facsimile: (804) 975-0024
                     Confirmation: (804) 975-0023


Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, or by facsimile (with confirmation of receipt) addressed as above (or to such other address as such receiving party may have designated in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given (except, in the case of facsimile, the time and date of confirmation shall be the time at which notice was given).


      8.0  Separability; Legal Fees; Arbitration.   If any provision of this
Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining
provisions hereof, which shall remain in full force and effect.   Any
controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 12 hereof) that cannot be resolved by Executive on the one hand and Holdings on the other, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in Raleigh-Durham metropolitan area of North Carolina in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on Holdings and Executive, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The expense of such arbitration including reasonable legal fees in connection therewith shall be borne in accordance with the direction of the arbitrators.

      9.0 No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

      10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Holdings, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Holdings, except that Holdings may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Holdings or to an affiliate of Holdings.

      11. Amendment. This Agreement may only be amended by written agreement of the Board and Executive.

      12.  Nondisclosure of Confidential Information; Non-Competition.

      (a) From and after the date hereof and at all times thereafter (except as otherwise provided in Section 12(e)), Executive shall not, without the prior written consent of Holdings, at any time divulge, disclose, use to the detriment of Holdings or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information, except
(i) while employed by Holdings, in the business of and for the benefit of Holdings and to the extent such use or disclosure is required or deemed advisable by Executive in the performance of his assigned duties (provided that any Confidential Information disclosed pursuant to this clause (i) shall remain Confidential Information hereunder, except as provided below), or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Holdings, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees to notify Holdings if Executive discloses such information and to take reasonable efforts to preserve the confidential nature of such information. For purposes of this Section 12(a), "Confidential Information" shall mean information concerning Holdings' and its subsidiaries' financial data, strategic business plans, business development (or other proprietary product data), marketing plans, know-how, customer lists, information about potential acquisition targets, acquisition strategies and targets and other non-public, proprietary and confidential information of Holdings, provided that Confidential Information shall not include information if and solely to the extent that such information is or has become publicly available through no wrongful act or breach of confidentiality by Executive.

      (b) Executive agrees that he shall not directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, member, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, (i) during the time that Executive is employed hereunder and for a period of three months thereafter, any business that is engaged in the telephone or telecommunications industry other than as a passive stockholder of The Grand Oaks Corporation and (ii) for a period of 12 months after such three-month period, any business which is in competition with the business of Holdings and/or its subsidiaries in a geographic market where Holdings and/or its subsidiaries do business. In addition, during the time that Executive is employed hereunder and for a period of 15 months thereafter, Executive agrees that, without the prior written consent of Holdings, he shall not solicit for employment any person who at any time during Executive's employment hereunder was an employee of Holdings or any of its subsidiaries.

      (c) For purposes of Section 12(b)(ii) hereof, a business shall be deemed in competition with Holdings and/or its subsidiaries if at the time of Executive's proposed relationship with such business, such business is rendering services being rendered by Holdings and/or its subsidiaries in one or more areas that, at the time of Executive's termination hereunder, in the aggregate accounted for more than 5% of operating gross annual sales of Holdings and its subsidiaries. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in publicly traded securities of any company provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

      (d) Executive and Holdings agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure Holdings. Accordingly, Holdings may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 12 by Executive.

      (e) Executive hereby assigns and from time to time assigns to Holdings all right, title and interest in and to any Intellectual Property conceived, contributed to or made by Executive at any time during his employment with Holdings (whether alone or jointly with others) to the extent such Intellectual Property is not owned by Holdings as a matter of law. Executive shall thereafter promptly and fully communicate to Holdings all such Intellectual Property and shall cooperate with Holdings to protect Holdings' interests in such Intellectual Property. Any copyrightable work prepared in whole or in part by Executive in the course of his employment with Holdings shall be deemed "a work made for hire" under the copyright laws, and Holdings shall own all of the rights comprised in the copyright therein. This cooperation shall include providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by Holdings, even if such request occurs after termination of his employment with Holdings. Executive understands that this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of Holdings was used and which was developed entirely on his own time, unless: (a) the invention relates (i) to the business (actual or reasonably proposed) of Holdings or its subsidiaries, or (ii) to Holdings' or its subsidiaries' research or development (actual or reasonably proposed); or
(b) the invention results from any work performed by Executive for Holdings or its subsidiaries. "Intellectual Property" shall mean patent applications, copyrightable works, mask works and applications for registration related thereto, all Confidential Information, and all other intellectual property rights created, conceived or owned by, Holdings or any of its subsidiaries or for the benefit of an enterprise similar to Holdings or any of its subsidiaries.

      (f) Executive shall deliver to Holdings or at any other time Holdings may request, all Intellectual Property in his possession and control, and all copies thereof, in whatever form or medium. Upon Holdings requests, Executive shall sign a written confirmation that Executive has returned all such materials. Executive agrees that the limitations in this Section 12 are reasonable and necessary to protect the legitimate business interests of Holdings and its affiliates.


      13.  Indemnification; Director and Officer Insurance.

      (a) Holdings hereby agrees, commencing on the date hereof, to indemnify and hold harmless Executive to the maximum extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, only to the extent that such amendment permits Holdings to provide broader indemnification rights than DGCL permitted prior to such amendment), and to the extent permitted under the charter and Bylaws of Holdings, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, settlements, excise taxes or penalties) reasonably incurred or suffered by Executive in connection with serving as an officer, director, employee or agent of Holdings or for serving at the request of Holdings as an officer, director, manager, member, partner, employee, trustee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Expenses, including attorneys' fees, incurred by Executive in defending a proceeding shall be paid by Holdings in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Holdings. This
Section 13(a) shall survive termination of this Agreement. The right of indemnification provided herein shall inure to the benefit of the heirs and legal representatives of Executive and shall be applicable to proceedings commenced or continuing after the date hereof, whether arising from acts or omissions occurring before or after the date hereof.

      (b) Holdings agrees it will maintain director and officer liability insurance for the purpose of covering all actions taken by Executive as an officer, director, employee or agent of Holdings which insurance is reasonably deemed necessary by Executive and is approved by the Board (which approval shall not be unreasonably withheld).

      14. Beneficiaries; References. Executive shall be entitled under the ordinary practices of Holdings to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder in accordance with the terms hereof following Executive's death, and to the extent no such practices are available, then Executive may make such election by giving Holdings written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

      16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflict of laws.

      17. Withholding. Holdings shall be entitled to withhold from any payment hereunder any amount required by law to be withheld.

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

      19. Executive Representations. Executive hereby represents and warrants to Holdings that (i) the Incentive Equity already acquired or that may be acquired will be for the Executive's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, and the Incentive Equity will not be disposed of in contravention of the Securities Act or any applicable state securities laws,
(ii) the Executive is an executive officer of Holdings, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Incentive Equity, (iii) the Executive is able to bear the economic risk of his investment in the Incentive Equity for an indefinite period of time and the Executive understands that the Incentive Equity has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and all other applicable restrictions on transfer have been satisfied, (iv) the Executive has participated significantly in the structuring of the equity of Holdings, has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Incentive Equity and has had full access to such other information concerning Holdings as he has requested, (v) the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (vi) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person and (vii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

      20. Stock Legends. Executive agrees that (i) in the event that any of Executive's equity interest in Holdings is evidenced by a certificate, such certificate shall contain an appropriate legend referring to this Agreement and (ii) no transfers of any equity interest or portion thereof in Holdings shall be made except in compliance with applicable securities laws.

      21. Complete Agreement. This Agreement, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among Holdings and Executive, written or oral, including but not limited to the 2002 Agreement, which may have related to the subject matter hereof in any way. No waiver of this Agreement or of any of the terms or provisions hereof shall be binding upon either party hereto unless confirmed by a written instrument signed by such party. No waiver by Executive or Holdings of any term or provision of this Agreement or of any default hereunder, nor any failure or delay in exercising any right, option, power or privilege hereunder, shall affect Executive's or Holdings' respective rights hereafter to enforce such term or provision or to exercise any such right, option, power or privilege, or to exercise any right or remedy in the event of any other default, whether or not similar.

IN WITNESS WHEREOF, Executive and Holdings have caused this Amended and Restated Employment Agreement to be executed as of the date first written above.



                                  MADISON RIVER TELEPHONE COMPANY LLC


					By: /s/ J. STEPHEN VANDERWOUDE
                                  ------------------------------------




                                  /s/ James D. Ogg
                                 -------------------------------------
                                  Executive













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